Exhibit 10.4

PERSONAL AND CONFIDENTIAL

Dr. Cadmus Rich

Re: Transition and Release Agreement

Dear Dr. Rich:

This letter confirms your resignation from employment with Aura Biosciences, Inc. (the “Company”), effective November 7, 2023. As you know, your employment relationship with the Company is governed by your offer letter with the Company dated October 6, 2017 (the “Offer Letter”). As specified in Section 13 of the Offer Letter, you have been employed “at-will,” meaning that you or the Company could end the employment relationship at any time and for any reason, subject to the terms of the Offer Letter.

As set forth in Section 12 of the Offer Letter, you are eligible to receive severance benefits in connection with a termination by the Company without Cause (as defined in the Offer Letter) if you enter into, do not revoke and comply with a Release (as defined in the Offer Letter). Although you have voluntarily resigned from your employment with the Company, if you enter into the Release Agreement below, the Company will provide you with the opportunity to remain an at-will employee of the Company during a transition period and then subsequently receive the severance benefits outlined in the Offer Letter.

With those understandings and regardless of whether you enter into the Release Agreement, the following bulleted terms and conditions apply in connection with the ending of your employment:

•
The Company shall pay you salary, any accrued but unused vacation, and unpaid and properly documented business expenses accrued to you through the last day of your employment.

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Your eligibility to participate in the Company’s group health plans as an active employee will end in accordance with the terms and conditions of the health plans. The Company shall provide you with the opportunity to continue group health coverage at your own expense under the law known as “COBRA”, subject to your COBRA eligibility as applicable. You will be notified by separate memoranda of your rights under COBRA. The COBRA benefits offered by the Company to you will include health insurance, dental insurance and vision insurance at the same level as currently offered to employees of the Company.

•
Your eligibility to participate in the Company’s other employee benefit plans and programs will cease in accordance with the terms and conditions of each of those benefit plans and programs. Your rights to benefits, if any, are governed by the terms and conditions of those benefit plans and programs.
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In connection with the ending of your employment, you hereby (i) resign from your status as an officer or other positions you occupy at the Company, effective as of the last day of your employment and (ii) agree to execute such documentation as the Company reasonably requires to effectuate such resignations.

•
You are subject to continuing obligations under (i) your Confidentiality, Intellectual Property, Non-Competition and Non-Solicitation Agreement (the “Restrictive Covenants Agreement”), (ii) Sections 10 (Nondisparagement) and 11 (Confidentiality) of the Offer Letter, (iii) the Resignation and Consulting Agreement, which the Company provided to you on September 26, 2023 (the “Consulting Agreement”), and (iv) this Release Agreement (collectively, the “Ongoing Obligations”). The Ongoing Obligations, along with any other confidentiality and restrictive covenant obligations you have to any of the Releasees (as defined below) shall remain in full force and effect.

•
You are not eligible to receive any Annual Bonus (as defined in the Offer Letter) for calendar year 2023 and you are not entitled to receive any other incentive compensation.

The remainder of this letter proposes the Release Agreement between you and the Company. You and the Company agree as follows:

1.
Resignation Date; Transition Period

a.
Resignation Date; Transition Period. Provided you enter into, do not revoke and comply with this Release Agreement, the Company will continue to employ you until November 7, 2023, unless, prior to that date, the Company terminates your employment due to (i) your breach of this Release Agreement (including without limitation your failure to provide the Transitional Services) or any of the Ongoing Obligations; or (ii) your engaging in other behavior that justified a for “Cause” termination as defined in the Offer Letter ((i), (ii) or (iii) a “Specified Termination”). Subject to the foregoing, the actual last date of your employment, whether it is November 7, 2023 or another date as stated above, is the “Resignation Date.” The time period between the date of this letter and the Resignation Date shall be referred to as the “Transition Period.”

b.
Transitional Services; Compensation. Unless otherwise directed by the Company, during the Transition Period, you will (i) continue to perform your current full-time job duties in the position of Chief Medical Officer until October 16, 2023, at which time you will transition into the role of Senior Clinical Advisor until November 7, 2023, (ii) assist the Company with the transition of your responsibilities, and (iii) perform any other duties as the Company in its reasonable discretion determines ((i), (ii) and (iii), the “Transitional Services”). For the avoidance of doubt, you must continue to comply with the Company’s policies, including but not limited to the Company’s Insider Trading Policy. During the Transition Period, you will continue to receive your current base salary and you will continue to be eligible for regular employee benefits as currently in effect (subject to the terms of the Company’s benefit plans), provided that (to avoid doubt) you will not be eligible for any bonuses during the Transition Period or related to your employment during 2023. Subject to the terms of the Equity Documents, your previously granted equity shall continue to vest during the Transition Period.

2.
Severance Benefits

Provided you (i) enter into, do not revoke and comply with this Release Agreement, (ii) do not experience a Specified Termination prior November 7, 2023, and (iii) reaffirm the terms of this Release Agreement including the general release in Section 4 so that it covers the period between the date of this Release Agreement and the Resignation Date by signing and returning the Certificate attached as Exhibit A hereto after the Resignation Date in accordance with the time frame provided in such Certificate, and such Certificate becomes effective, the Company shall provide you with the following “Severance Benefits”:

a.
Severance Pay: The Company shall pay you severance pay (“Severance Pay”) by continuing your base salary (at the annual rate of $455,400.24 per year) effective for the nine (9) month period immediately following the Resignation Date (the “Severance Pay Period”). The Company shall pay you Severance Pay in installments on its regular payroll dates during the Severance Pay Period; provided that the Company shall not be obligated to pay any Severance Pay before the Certificate Effective Date (as defined in Exhibit A). If the Company does not make one or more payments of Severance Pay on a regular payroll date because the Certificate has not yet become effective, the Company shall make all such delayed payments by the first payroll date when it is practicable to do so after the Certificate Effective Date.

b.
Health Benefits/401k: If you elect COBRA continuation coverage, the Company shall pay the same portion of COBRA premiums that the Company pays for its active employees for the same level of group healthcare coverage as in effect for you on the Resignation Date until the earliest of the following: (i) the end of the Severance Pay Period; (ii) your eligibility for group medical care coverage through other employment; or (iii) the end of your eligibility under COBRA for continuation coverage for health care. You agree to notify the Company promptly if you become eligible for group medical care coverage through another employer. You also agree to respond promptly and fully to any reasonable requests for information by the Company concerning your eligibility for such coverage. You may continue coverage after the end of the Severance Pay Period at your own expense for the remainder of the COBRA continuation period, subject to continued eligibility. Notwithstanding the foregoing, if the Company determines at any time that its payments pursuant to this paragraph may be taxable income to you, it may convert such payments to payroll payments directly to you on the Company’s regular payroll dates, which shall be subject to tax-related deductions and withholdings. In accordance with the Company’s 401k plan, you may transfer your 401k account at any point following the execution of this Release Agreement.

c.
Tax Treatment. The Company shall make deductions, withholdings and tax reports with respect to payments and benefits under this Release Agreement that it reasonably determines to be required. Payments under this Release Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Release Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

Your receipt of the Severance Benefits under this Release Agreement is conditioned on your continued compliance with the Consulting Agreement. If the Consulting Agreement is terminated for Cause (as defined in the Consulting Agreement), then your receipt of the Severance Benefits shall immediately cease and you will not be eligible for receive any additional Severance Benefits.

3.
Equity

During the course of your employment, you were awarded a total of 60,375 Restricted Stock Units (the “Award”) and 459,705 shares of the Company’s common stock (the “Option”), in each case under the Company’s 2009 Amended and Restated Stock Option and Restricted Stock Plan and 2021 Stock Option and Incentive Plan and associated restricted stock unit award agreements and stock option agreements (collectively, the “Equity Documents”). If you enter into and comply with this Release Agreement, and do not experience a Specified Termination prior to November 7, 2023, you will have 13,126 Restricted Stock Units of the Award vested and 296,059 shares of the Option vested. The remaining 47,249 Restricted Stock Units of the Award and 163,646 shares of the Option shall be unvested as of November 7, 2023 and shall become null and void as of such date, unless you enter into the Consulting Agreement under which your equity will continue to vest (as described below and in the Consulting Agreement). The vested equity as of November 7, 2023, along with any other equity that may vest during the Consulting Period (as described in the Consulting Agreement) (collectively the “Vested Equity”), shall continue to be subject to the terms and conditions of the Equity Documents, provided that you agree, effective as of September 26, 2023, to the following: (i) from September 26, 2023 through the expiration of your existing 10b5-1 Plan with Morgan Stanley (the “10b5-1 Plan”), which is expected to occur on April 15, 2024 (the “Plan Termination Date”), you will not sell, directly or indirectly, any shares of Vested Equity other than pursuant to the 10b5-1 Plan; and (ii) after the Plan Termination Date, you shall not sell, directly or indirectly, more than 5,000 shares of your Vested Equity during any 30 day period beginning on the Plan Termination Date. In addition, you will continue to be eligible to participate in your 10b5-1 Plan during the Consulting Period through the Plan Termination Date, and may amend the 10b5-1 Plan one (1) time in accordance with Schedule A hereto after the termination of your regular employment and during the Consulting Period prior to the Plan Termination Date, provided that you are in compliance with the Company’s Insider Trading Policy. After the Plan Termination Date, you shall not enter into a subsequent 10b5-1 trading plan but rather will be subject to the limitations set forth in clause (ii) above.

In accordance with the Consulting Agreement, you are also eligible for continued vesting during the Consulting Period (as defined in the Consulting Agreement). For the avoidance of doubt, as provided in the Equity Documents, except in the event of disability, death or Cause, the three- month post-service relationship exercise period for any vested equity shall not begin until after your service relationship with the Company has ended (i.e. after the Consulting Period ends).

You and the Company agree that the proviso at the end of Section 1 of the Consulting Agreement, which states:

“…provided that you agree, effective as of September 26, 2023, (i) you will not sell, directly or indirectly, more than 4,000 shares of your vested equity during any 30 day period beginning on September 26, 2023 (“Share Sale Restriction”), and (ii) that such Share Sale Restriction shall continue during the nine-month period following the

Resignation Date, unless the Company terminates the Consulting Period without Cause, pursuant to Section 6 below.”

is hereby amended by deleting the above quoted language and replacing it with the following:

“…provided that you comply with the restrictions on your sale of Vested Equity (as defined in the Release Agreement) as set forth in Section 3 of the Release Agreement.”

4.
Release of Claims

In consideration for, among other terms, the opportunity to continue your employment with the Company during the Transition Period and to receive the Severance Benefits, each of which you acknowledge you would otherwise not be entitled to, you voluntarily release and forever discharge the Company and its affiliated and related entities, their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, managers, members, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Release Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

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relating to your employment by and resignation from employment with the Company;
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relating to your Offer Letter or the Equity Documents;
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of wrongful discharge or violation of public policy;
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of breach of contract;
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of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination, retaliation or otherwise under the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, and the Massachusetts Fair Employment Practices Act (M.G.L. c. 151B));
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under any other federal or state statute;
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for wages, bonuses, incentive compensation, commissions, stock, stock options, vacation pay or any other compensation or benefits, whether under Massachusetts Wage Act,

M.G.L. c. 149, §§148-150C, or otherwise; and

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for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect your rights under this Release Agreement or under any “employee benefit plan,” as that term is defined in Section 3(3) of the Employee Retirement Income Security Act, 29 U.S.C. §1002(3).

You acknowledge and represent that, except as expressly provided in this Release Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, severance, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to you.

You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Release Agreement. As a material inducement to the Company to enter into this Release Agreement, you represent that you have not assigned any Claim to any third party.

5.
Return of Property

In accordance with Section 3 of the Restrictive Covenants Agreement, you agree to return to the Company by the Resignation Date all Company property, including, without limitation, computer equipment, keys and access cards, credit cards and any documents (including electronic documents as well as hard copies) containing information concerning the Company, its business or its business relationships. You also commit to deleting and finally purging any duplicates of files or documents that may contain Company information from any computer or other device that remains your property after the Resignation Date. In the event that you discover that you continue to retain any such property, you shall return it to the Company immediately.

6.
Nondisparagement

In accordance with Section 10 of the Offer Letter, you agree that you will not directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages, either professionally or personally, the Company or any of its affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them. You represent that during the period since this Release Agreement was proposed to you, you have not made any such disparaging statements.

The Company agrees to direct its C-Suite executives not to make disparaging statements about you during such persons’ employment with the Company.

7.
Confidentiality of Agreement-Related Information

You agree, to the fullest extent permitted by law, to keep all Release Agreement-Related Information completely confidential. “Release Agreement-Related Information” means the negotiations leading to this Release Agreement and the terms of this Release Agreement.

Notwithstanding the foregoing, you may disclose Release Agreement-Related Information to your spouse, your attorney and your financial advisors (if applicable), and to them only provided that they first agree for the benefit of the Company to keep Release Agreement-Related Information confidential. You represent that during the period since this Release Agreement was proposed to you, you have not made any disclosures that would have been contrary to the foregoing obligation if it had then been in effect. Nothing in this section shall be construed to prevent you from disclosing Release Agreement-Related Information to the extent required by a lawfully issued subpoena or duly issued court order; provided that you provide the Company with advance written notice and a reasonable opportunity to contest such subpoena or court order.

8.
Protected Disclosures and Other Protected Actions

Nothing contained in this Agreement, any other agreement with the Company (including without limitation the Ongoing Obligations), or any Company policy limits your ability, with or without notice to the Company, to: (i) file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), including without limitation, the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission (the “SEC”); (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing non-privileged documents or information; (iii) exercise any rights under Section 7 of the National Labor Relations Act, which are available to non-supervisory employees, including assisting co-workers with or discussing any employment issue as part of engaging in concerted activities for the purpose of mutual aid or protection; (iv) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or (v) testify truthfully in a legal proceeding. Any such communications and disclosures must not violate applicable law and the information disclosed must not have been obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law). If a Government Agency or any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action), but the Company will not limit any right you may have to receive an award pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the SEC or any other Government Agency.

9.
Defend Trade Secrets Act

For the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

10.
Other Provisions

a.
Termination and Return of Payments; Certain Remedies. If you materially breach any of your obligations under this Release Agreement, the Consulting Agreement or any Continuing Obligation, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to: (i) terminate the Transition Period, (ii) cancel any equity that has vested during the Transition Period and instruct you to reimburse the Company for any proceeds resulting from the sale of any equity that vested during the Transition Period, and/or (iii) enforce the return of its non-wage payments to you or for your benefit under this Release Agreement. If the Company initiates (i), (ii) or (iii) in the preceding sentence due to a breach, you shall continue to be subject to the Ongoing Obligations Without limiting the Company’s remedies hereunder, if the Company prevails in any action to enforce this Release

Agreement, then you shall be liable to the Company for reasonable attorneys’ fees and costs incurred by the Company in connection with such action.

b.
Enforceability. If any provision of this Release Agreement is held to be unenforceable, this Release Agreement will be deemed amended to the extent necessary to render the otherwise unenforceable provision, and the rest of the Release Agreement, valid and enforceable. If a court declines to amend this Release Agreement as provided herein, the invalidity or unenforceability of any provision of this Release Agreement shall not affect the validity or enforceability of the remaining provisions.

c.
Waiver; Absence of Reliance. No waiver of any provision of this Release Agreement shall be effective unless made in writing and signed by the waiving party. In signing this Release Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

d.
Jurisdiction; Governing Law; Interpretation. You and the Company hereby agree that the state and federal courts of Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Release Agreement. With respect to any such court action, you submit to the jurisdiction and venue of such courts, you acknowledge that venue in such courts is proper and you waive any right to a jury with respect to any such action. This Release Agreement shall be interpreted and enforced under the laws of Massachusetts, without regard to conflict of law principles.

e.
Entire Agreement. This Release Agreement, the Equity Documents, the Consulting Agreement and the Ongoing Obligations, constitute the entire agreement between you and the Company and supersedes any previous agreements or understandings between you and the Company.

f.
Time for Consideration; Effective Date. You acknowledge that you have knowingly and voluntarily entered into this Release Agreement and that the Company advises you to consult with an attorney before signing this Release Agreement. By entering into this Release Agreement, you acknowledge that you have been given the opportunity to consider this Release Agreement for twenty-one (21) days from your receipt of this Release Agreement before signing it (the “Consideration Period”). To accept this Release Agreement, you must return a signed original or a signed PDF copy of this Release Agreement so that it is received by the undersigned at or before the expiration of the Consideration Period. If you sign this Release Agreement before the end of the Consideration Period, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this Release Agreement for the entire Consideration Period. For the period of seven (7) days from the date when you sign this Release Agreement, you have the right to revoke this Release Agreement by written notice to the undersigned, provided that such notice is delivered so that it is received at or before the expiration of the seven (7) day revocation period. This Release Agreement shall not become effective or enforceable during the revocation period. This Release Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”).

g.
Counterparts. This Release Agreement may be executed in separate counterparts.

When all counterparts are signed, they shall be treated together as one and the same document.

[Signature Page Follows]

Please indicate your agreement to the terms of this Release Agreement by signing and returning to the undersigned the original or a PDF copy of this letter within the time period set forth above.

Very truly yours, Aura Biosciences, Inc.

By: /s/ Elisabet de los Pinos 11/6/2023_________________________

Elisabet de los Pinos, PhD Date

Chief Executive Officer

You are advised to consult with an attorney before signing this Release Agreement. This is a legal document. Your signature will commit you to its terms. By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Release Agreement and that you are knowingly and voluntarily entering into this Release Agreement.

_/s/ Cadmus Rich _____________________ 11/6/2023_________________________

Dr. Cadmus Rich Date